Ex-99.1

Contact:	Michael J. Culotta
Chief Financial Officer
(615) 372-8512

LIFEPOINT HOSPITALS, INC. OBTAINS SENIOR SUBORDINATED FINANCING
AND ANNOUNCES COMPLETION OF REDEMPTION OF
HISTORIC LIFEPOINT’S 4 1/2% CONVERTIBLE SUBORDINATED NOTES

Brentwood, Tennessee (June 15, 2005) – LifePoint Hospitals, Inc. (“LifePoint Hospitals”) (NASDAQ: LPNT) today announced that it has entered into a new $192,000,000 senior subordinated credit agreement with Citicorp North America, Inc., as administrative agent, and the lenders party thereto. The proceeds of the borrowing were loaned to LifePoint Hospitals’ wholly owned subsidiary, Historic LifePoint Hospitals, Inc. (“Historic LifePoint”), and are being used by Historic LifePoint to pay the redemption price for $185,126,000 outstanding principal amount of its 4 1/2% Convertible Subordinated Notes due 2009. As previously announced, the notes were called for redemption at a redemption price of 102.571% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, which is June 15, 2005.

     Prior to the redemption date, holders of approximately $35,874,000 in aggregate principal amount of the 4 1/2% Convertible Senior Notes Due 2009 of Historic LifePoint have elected to convert their notes into an aggregate of 757,482 shares of common stock, par value $0.01 per share, of LifePoint Hospitals. After giving effect to such elections to convert, the aggregate total redemption price to be paid to holders of such notes is $190,209,559.96, including $323,970.50 of accrued and unpaid interest to, but excluding, the redemption date.

     The senior subordinated credit agreement matures in 2013 without amortization and bears interest, at LifePoint Hospitals’ option, initially at a rate of ABR plus 2.50% or LIBOR plus 3.50%, in each case plus 0.50% after each quarter, with a maximum rate of 9% (for ABR) and 10% (for LIBOR). The senior subordinated credit facility is guaranteed, on a senior subordinated basis, by all subsidiaries of LifePoint Hospitals which guaranty its obligations under the existing senior credit agreement. LifePoint presently intends, depending on market and general economic conditions and other relevant factors, to refinance this facility with other subordinated or senior subordinated financing, which may include securities convertible into LifePoint Hospitals common stock.

     LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities, with 51 hospitals, approximately 5,321 licensed beds and combined revenues of approximately $1.9 billion in 2004. Of the combined 51 hospitals, 47 are in markets where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 18,000 employees.

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LPNT Obtains Senior Subordinated Financing and Announces Completion of
     Redemption of Historic LifePoint’s 4 1/2% Convertible Subordinated Notes

June 15, 2005

Important Legal Information

     This release includes forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine LifePoint Hospitals’ future results are beyond LifePoint Hospitals’ ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint Hospitals, are not guarantees of performance of LifePoint Hospitals and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors relating to the recent business combination of Province Healthcare and LifePoint Hospitals include, without limitation, the possibility that (1) problems may arise in successfully integrating the businesses of LifePoint Hospitals and Province Healthcare; (2) the combination may involve unexpected costs; (3) the combined company may be unable to achieve cost-cutting synergies; (4) the businesses may suffer as a result of uncertainty surrounding the combination; and (5) the combined company may be subject to future regulatory or legislative actions. These forward-looking statements are also subject to other risks and uncertainties, including, without limitation, (i) reduction in payments to healthcare providers by government and commercial third-party payors, as well as changes in the manner in which employers provide healthcare coverage to their employees; (ii) the possibility of adverse changes in, and requirements of, applicable laws, regulations, policies and procedures, including those required by LifePoint Hospitals’ corporate integrity agreement; (iii) the ability to manage healthcare risks, including malpractice litigation, and the lack of state and federal tort reform; (iv) the availability, cost and terms of insurance coverage; (v) the highly competitive nature of the healthcare business, including the competition to recruit and retain physicians and other healthcare professionals; (vi) the ability to attract and retain qualified management and personnel; (vii) the geographic concentration of LifePoint Hospitals’ operations; (viii) the ability to acquire hospitals on favorable terms; (ix) the ability to operate and integrate newly acquired facilities successfully; (x) the availability and terms of capital to fund LifePoint Hospitals’ business strategies; (xi) changes in LifePoint Hospitals’ liquidity or indebtedness; (xii) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers, including whistleblowers investigations; (xiii) volatility in the market value of LifePoint Hospitals’ common stock; (xiv) changes in general economic conditions in the markets LifePoint Hospitals serves; (xv) LifePoint Hospitals’ reliance on information technology systems maintained by HCA Inc.; (xvi) the costs of complying with the Americans With Disabilities Act; and (xvii) those risks and uncertainties described from time to time in LifePoint Hospitals’ filings with the SEC, including those related to the business combination with Province Healthcare. Therefore, LifePoint Hospitals’ future results may differ materially from those described in this release. LifePoint Hospitals undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities referred to herein, which may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     All references to “LifePoint Hospitals” as used throughout this release refer to LifePoint Hospitals, Inc. and its affiliates.

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